Exhibit 10.13
SEMPRA ENERGY
RETIREMENT PLAN FOR DIRECTORS
Effective June 1, 1998


1. Purpose
The purpose of this unfunded plan is to retain outstanding directors for Sempra Energy.
2. Eligibility
Members of the Sempra Energy Board of Directors who participated in a Director Retirement Plan maintained by Pacific Enterprises, Enova corporation or San Diego Gas & Electric ("Prior Plan") shall be eligible to participate in this Plan which is a successor to the Prior Plan. Directors shall retire no later than the Annual Meeting of the company held on or after the director's 72nd birthday.
3. Benefit Amount
Each eligible director is entitled to an annual retirement benefit equal to the sum of (a) the then-current year's annual base retainer (exclusive of any amount paid for committee service); and (b) the then-current fee for attending a regularly scheduled meeting of the full Board in California, multiplied by 10, subject to upward adjustments if the retainer and/or meeting fee increases subsequent to retirement. In the event that an increase occurs, the directors' retirement benefit will be adjusted effective with the next scheduled payment. Retirement benefits payable to directors who retired under a Prior Plan, are governed by that plan as in effect at the time of retirement.
The amount of the annual retirement benefit will not be affected by a director's deferral of compensation under the Deferred Compensation Plan for Directors.
4. Benefit Duration
Benefit payments will start on the first day of the calendar quarter on or after the date an eligible director leaves the Board, provided the director is at least age 65. An eligible director who leaves the Board prior to age 65 will start receiving benefit payments on the first day of the calendar quarter in which the director turns 65. Benefits will be paid on the first day of each quarter thereafter, and will be paid for a period equal to the length of the director's service as an outside director under the Prior Plan plus the director's service as an outside director under this plan to a maximum of the greater of five years or ten years less the years of Participation under the Prior Plan or until death, whichever occurs first. Each quarterly payment will be one-fourth the annual retirement benefit. There are no death benefits payable under this plan except as provided in paragraph 5.
5. Survivor Benefits
If a married eligible director dies after the start of benefit payments, his/her surviving spouse shall receive the remaining payments, if any, to which the eligible director would have been entitled but for his/her death. Such benefits will cease upon the surviving spouse's death. If an eligible married director dies prior to the start of benefit payments, his/her surviving spouse will start receiving benefits calculated pursuant to paragraph 3, on the first day of the calendar quarter next following the eligible director's death. Benefits will be paid for a period equal to the length of the eligible director's service as an outside director or until the surviving spouse's death, whichever occurs first.
6. Administration
The Company's Compensation Committee shall have full and final authority to interpret this plan and to make determinations that it believes advisable for the administration of the plan. All decisions and determinations by the Compensation Committee shall be final and binding upon all parties.
7. Grandfather Benefit
In the event that the retirement benefit calculated under the terms of a Prior Plan is greater than the benefit amount under paragraph 3 herein, the eligible director shall receive a benefit equal to such Prior Plan retirement benefit subject to the maximum provided in 4 above.